Exhibit 4.5

FOURTH AMENDMENT TO THE

VERIZON SAVINGS AND SECURITY PLAN

FOR NEW YORK AND NEW ENGLAND ASSOCIATES

This Amendment is adopted this 24th day of January, 2019.

WHEREAS, Verizon Communications Inc. (Verizon) maintains the Verizon Savings and Security Plan for New York and New England Associates (Savings Plan);

WHEREAS, pursuant to Section 18.1 of the Savings Plan, the plan may be amended by the Verizon Employee Benefits Committee (VEBC) acting on behalf of Verizon in a settlor capacity;

WHEREAS, the Chairman of the VEBC is authorized by the VEBC to act on behalf of the VEBC; and

WHEREAS, Verizon wishes to amend the Savings Plan in accordance with the attached collective bargaining agreements to provide for matching contributions to be made in cash subject to participant investment direction and to allow all participants to diversify company matching and profit sharing contributions invested in the Verizon Shares Fund.

NOW, THEREFORE, RESOLVED that effective February 1, 2019, the Savings Plan shall be amended (i) to provide that matching contributions shall be made in cash subject to participant investment direction and (ii) to allow all participants to diversify company matching and profit sharing contributions invested in the Verizon Shares Fund;

FURTHER RESOLVED, that the chief legal counsel to the VEBC acting on behalf of Verizon in a settlor capacity is authorized and directed to adopt specific amendments to the Savings Plan consistent with the foregoing and to assist the Verizon Savings Plan department in preparing and distributing a summary of material modifications or restated summary plan description describing the foregoing.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

Verizon Communications Inc.

By:	/s/ Marc C. Reed
Marc C. Reed
Chairman of the Verizon Employee Benefits Committee

FOURTH AMENDMENT TO THE

VERIZON SAVINGS AND SECURITY PLAN

FOR NEW YORK AND NEW ENGLAND ASSOCIATES

This Amendment is adopted this 31st day of January, 2019.

WHEREAS, Verizon Communications Inc. (Verizon) maintains the Verizon Savings and Security Plan for New York and New England Associates (Savings Plan);

WHEREAS, pursuant to Section 18.1 of the Savings Plan, the plan may be amended by the Verizon Employee Benefits Committee (VEBC) acting on behalf of Verizon in a settlor capacity;

WHEREAS, the Chairman of the VEBC is authorized by the VEBC to act on behalf of the VEBC; and

WHEREAS, the Chairman of the VEBC previously (i) approved an amendment to the Plan to provide for matching contributions to be made in cash subject to participant investment direction and to allow all participants to diversify company matching and profit sharing contributions invested in the Verizon Shares Fund and (ii) authorized the undersigned to adopt specific amendments to the Plan provisions to implement the foregoing.

NOW, THEREFORE, effective February 1, 2019, the Savings Plan is amended as follows:

1.    Section 1 of the Plan is amended to read in its entirety as follows:

The purpose of the Verizon Savings and Security Plan for New York and New England Associates (formerly the Bell Atlantic Savings and Security Plan for Associates of Bell Atlantic North) is to provide a convenient way for New York and New England Associates of Verizon Communications Inc. (formerly Bell Atlantic Corporation) to save on a regular and long-term basis and to encourage covered employees to establish and continue careers with Verizon and its subsidiaries. Prior to January 1, 2001, the Plan was known as the Bell Atlantic Savings and Security Plan for Associates of Bell Atlantic North. Prior to January 1, 1998, the Plan was known as the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees) and was maintained by NYNEX Corporation. Effective January 1, 1998, Bell Atlantic assumed sponsorship of the Plan. On and after February 1, 2019, the Plan consists of two components: a profit sharing plan intended to qualify under Code section 401(a) and a stock bonus plan that is also an employee stock ownership plan intended to qualify under both Code Section 401(a) and Code Section 4975(e)(7). The stock bonus/employee stock ownership component of the Plan is designed to invest primarily in Verizon Shares. Amounts invested in the Verizon Shares Fund shall be held in the stock bonus/employee stock ownership component of the Plan. All other amounts shall be held in the profit sharing component of the Plan. As amounts are transferred from the Verizon Shares Fund to other Funds (or vice versa), such amounts shall be transferred from the stock bonus/employee stock ownership component of the Plan to the profit sharing component of the Plan (or vice versa), and such transfer shall be an intra-Plan transfer that is not an annual addition under the Plan. Both components of the Plan together shall constitute a single plan under ERISA and under Code section 414(l). The Plan was amended and restated as of July 1, 1998 to incorporate applicable requirements of the “GUST” legislation. The Plan was amended and restated again effective as of January 1, 2009 to incorporate certain amendments made since the GUST restatement, including good faith amendments for compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), and to adopt good faith amendments to comply with the Pension Protection Act of 2006. The Plan is amended and restated herein effective as of January 1, 2015 to incorporate certain amendments made since the EGTRRA amendment and restatement, including good faith amendments for compliance with the Pension Protection Act of 2006 and other applicable legislation. All amendments to the Plan necessary to comply with applicable requirements of the Code shall also apply to any and all plans previously merged into the Plan, if any. The provisions of this amendment and restatement of the Plan shall be effective as of January 1, 2015; provided, however, that when a provision of the Plan states an effective date other than January 1, 2015 or a provision of the Plan is required to have an earlier or later effective date by applicable law or regulation, such stated or required effective date shall apply as to that provision. The rights and benefits, if any, of a former Participating Employee (or the person upon whose behalf benefits are being paid) shall be determined in accordance with the provisions of the Plan as in effect on the date his employment terminated except as otherwise provided herein or as otherwise required by applicable law.

2.    The first paragraph of Section 4.5.1 of the Savings Plan is amended to read in its entirety as follows:

Each Employing Company shall contribute on behalf of each of its Participating Employees an amount equal to 82% of the amount of the Employee Basic Contributions of such employee, except as set forth below

3.    The second bullet paragraph of Section 4.5.1 of the Savings Plan is amended to read in its entirety as follows:

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No Employing Company Contribution shall be made for Participating Employees who are temporary employees who are represented by IBEW Locals 2222, 2313, 2320, 2321, 2322, 2323, 2324, 2325, 2326, or 2327 and who are covered by the 1998 Memorandum of Understanding.

4.    The first paragraph of Section 7.1.1 of the Savings Plan is amended to read in its entirety as follows:

Each Participating Employee shall direct that the Employee Basic Contributions, Employee Supplementary Contributions, and Employing Company Contributions allocated to his Account be invested, in increments of 1%, in any of the Funds available from time to time.

5.    Section 7.1.2 of the Savings Plan is amended to read in its entirety as follows:

7.1.2     Employing Company Contributions

A Participating Employee shall be permitted to direct, by giving an Approved Form of Timely Prior Notice, that up to 100% of his Employing Company Contribution Account be transferred in 1% increments among the other investment funds available under the Plan in the manner described in Section 7.3.2 (“Current Account Balance”).

6.    The definition of “Matching Contribution” in Section 30.1 of the Savings Plan is amended to read in its entirety as follows:

Matching Contribution

Matching Contribution means an Employing Company Contribution made pursuant to Section 4.5.1 or Section 30.2.1. The references to “Employing Company Contributions” in Sections 4.5.1, 4.7, 5.2, 5.2.4, 5.2.5(a), 5.2.5(b), 5.2.6, 7.1.1, 8.2.2, 10.5.1, 15.6.1, 22.1.4, 22.1.5, 22.8, and 23.8 of the Plan shall be replaced by a reference to “Matching Contributions,” and the reference to “contributions” other than payroll contributions in Sections 13.1, 13.2.1, and 13.2.2 shall be replaced by a reference to “Matching Contributions.”

7.    The last sentence of Section 10.6.4 of the Savings Plan is deleted.

8.    Section 22.3 of the Savings Plan is amended to read in its entirety as follows:

22.3	Transfer of Excess Amounts

Once in any Plan Year, but not more frequently than once in any period of six months, an Employee may direct that the entire amount accumulated in a union-sponsored trust which exceeds the amount required to be retained under the terms of that trust be transferred to the Plan or that all of the Units derived from the Employee’s Employee Basic After-Tax Contributions and Employee Supplementary After-Tax Contributions be transferred to a union-sponsored trust.

9.    The last sentence of Section 23.6 of the Savings Plan is amended to read in its entirety as follows:

When a loan is repaid, such repayment shall be deemed for purposes of the investment direction provisions contained in Section 7 (“Investment Directions”) to be an Employee Supplementary Pre-Tax Contribution.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

Verizon Communications Inc.

By:	/s/ Marc Schoenecker
Marc Schoenecker
Legal Counsel to the Verizon Employee Benefits Committee

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